BCB BANCORP, INC.

                               EXECUTIVE AGREEMENT


     WHEREAS, DONALD MINDIAK ("Executive") and BCB BANCORP, INC. (the "Company") and BCB COMMUNITY BANK (the "Bank") have entered into an Executive Agreement ("Executive Agreement") to guarantee and ensure that the Executive shall receive the full value of the benefits to which he is entitled under various benefit plans sponsored by the Company or by the Bank in which the Executive is a participant; and

     WHEREAS, tax law provisions relating to "golden parachute payments" could have the effect of reducing the benefits otherwise promised to Executive under the various benefit plans sponsored by the Company or the Bank as a result of a Change in Control of the Company or the Bank, either as the result of cut-backs in the benefit due to restrictions imposed by the Company or the Bank's regulators or the imposition of an excise tax on the deemed "excess parachute payment"; and

     WHEREAS, the Board believes that this Executive Agreement is in the best interests of the Company and the Bank and their shareholders and will provide the benefits intended to be provided to Executive in the event of a change in control of the Company or the Bank, without any reduction because of tax code "penalties" or excise taxes relating to a change in control; and

     WHEREAS, Section 409A of the Internal Revenue Code ("Code") necessitates certain changes to this Executive Agreement and the Bank and Executive desire to amend this Executive Agreement to comply with this Code Section.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereto hereby agree as follows:

     1. In the event of a Change in Control (as defined in the Change in Control Agreement between the Company and the Executive) of the Bank or the Company, the Executive shall be entitled to receive, pursuant to this Executive Agreement, an amount payable by the Company or the Bank, in addition to any compensation or benefits otherwise paid by the Bank or the Company, which shall equal the difference, if any, between (i) the amount that would be paid by the Company or the Bank under the terms of the various benefit plans without regard to any reduction that may be required or imposed by any regulatory authority having jurisdiction over the Company or the Bank, and (ii) the amount that is actually paid to or for the benefit of the Executive by the Company or the Bank under the terms of the various benefit plans.

     2. In addition, in each calendar year that Executive is entitled to receive payments or benefits under the provisions of a benefit plan and this Executive Agreement, the independent accountants of the Company or the Bank shall determine if an excess parachute payment (as defined in Section 4999 of the Code) exists. Such determination shall be made after taking any reductions permitted pursuant to Section 280G of the Code and the regulations thereunder. Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the "Initial Excess Parachute Payment." As soon as practicable after a Change in Control, the Initial Excess Parachute Payment shall be determined. Upon the Date of

Termination following a Change in Control, the Company or the Bank shall pay Executive, subject to applicable withholding requirements under applicable state or federal law an amount equal to:

          (i) twenty (20) percent of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code), and

          (ii) such additional amount (tax allowance) as may be necessary to compensate Executive for the payment by Executive of state and federal income and excise taxes on the payment provided under Clause (i) and on any payments under this Clause (ii). In computing such tax allowance, the payment to be made under Clause (i) shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

                                      Tax Rate
                              GUP = ---------------
                                     1- Tax Rate

                The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate, including any applicable excise tax rate, applicable to the Executive in the year in which the payment under Clause
                (i) is made.

     Notwithstanding the foregoing, any payment pursuant to this Executive Agreement shall be made no later than sixty (60) days after the date on which the Executive remits any excise tax to the required taxing authority.

     3. Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment") then the Company or Bank's independent accountants shall determine the amount (the "Adjustment Amount") the Executive must pay to the Company or Bank or the Company or Bank must pay to the Executive in order to put the Executive (or the Company or Bank, as the case may be) in the same position as the Executive (or the Company or Bank, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent accountants shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Company or the Bank shall pay the Adjustment Amount to Executive or the Executive shall repay the Adjustment Amount to the Company or Bank, as the case may be. The purpose of this paragraph is to assure that (i) the Executive is not paid more as reimbursement for the golden parachute excise tax than it may ultimately be determined is necessary to make him whole, and (ii) if it is subsequently determined that additional golden parachute excise tax is owed by him, additional reimbursement payments will be made to him to make him whole for the additional excise tax.

     4. In each calendar year that Executive receives payments or benefits under one or more benefit plans sponsored by the Bank or the Company, Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent accountants of the Company or Bank as described above. The Company and the Bank shall indemnify and hold Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney's fees, interest, fines and penalties) that Executive incurs as a result of so reporting such information. Executive shall promptly notify the Company or the Bank in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Supplemental Agreement is being reviewed or is in dispute. The Company or the Bank shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this contract). The Executive shall cooperate fully with the Company or the Bank in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Company or the Bank may have in connection therewith without prior consent to the Company or Bank.

     5. This Executive Agreement shall be binding on the Company, the Bank, their successors and assigns and the benefits hereunder shall inure to the benefit of Executive, his heirs and beneficiaries.

     IN WITNESS WHEREOF, the Company, the Bank, and the Executive have caused this Executive Agreement to be executed as of the 10th day of December, 2008.

                                       BCB BANCORP, INC.



                                       By: /s/ Mark D. Hogan
                                           ------------------------------------


                                       BCB COMMUNITY BANK



                                       By: /s/ Mark D. Hogan
                                           ------------------------------------



                                       EXECUTIVE


                                       By: /s/ Donald Mindiak
                                           -----------------------------------
                                           Donald Mindiak
                                           President, Chief Executive Officer,
                                           and Chief Financial Officer